Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Todd Aydelotte – Media Relations
Phone: 646-428-0644

FOR IMMEDIATE RELEASE

Provectus Biopharmaceuticals’ Data on PV-10 for Chemoablation of Liver Cancers Presented at ESMO 17th World Congress on Gastrointestinal Cancer

Preliminary Evidence of Efficacy Observed

KNOXVILLE, Tenn. July 2, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT,www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), announced that data from its phase 1 study of PV-10 for chemoablation of hepatocellular carcinoma (HCC) and cancer metastatic to the liver was presented at the ESMO 17th World Congress on Gastrointestinal Cancer (ESMO-GI). The main conclusion was that preliminary evidence of efficacy in treatment of liver cancers with PV-10 was observed. The poster presentation was made by Eric Wachter, Ph.D., Chief Technology Officer of Provectus.

Provectus has previously reported data on clinical and nonclinical testing of intralesional PV-10, a 10% solution of rose bengal, as an investigational treatment for metastatic melanoma, where it has demonstrated high rates of complete response and durable local control in melanoma lesions. The current phase 1 study reported at ESMO-GI was designed to assess safety, pharmacokinetics, and preliminary efficacy of PV-10 in subjects with non-resectable HCC or other types of cancer metastatic to the liver.

In the phase 1 liver study, subjects having a target lesion in the liver at least 1 cm in diameter were administered a single percutaneous injection of PV-10 into their target lesion. Plasma concentrations of PV-10 from 1 hour to 28 days after injection were measured. Radiologic assessments of the injected target lesion were performed to determine response over an initial 28-day and longer term 9-15 month follow-up period. Serum levels of potential liver injury markers were measured, and adverse events recorded.

In the initial study cohort, six subjects received PV-10 injections in two successive escalating dose cohorts of 0.25 and 0.50 mL per cm3 lesion volume. Significant adverse events were limited to injection site and photosensitivity reactions that resolved without sequelae. All injected tumors were stable in size at 28 days, and among four of the initial six tumors that had longer-term assessment, two had partial response.

Based on these data, the researchers concluded that preliminary efficacy in treatment of liver tumors with PV-10 was observed with acceptable tolerability. The study is continuing at three study centers with two expansion cohorts to further assess safety and response in HCC and other cancers metastatic to the liver.

The poster is now available online at: http://www.pvct.com/publications/ESMO-2015-PV-10-LC-01.pdf.

About ESMO 17th World Congress on Gastrointestinal Cancer

The ESMO 17th World Congress on Gastrointestinal Cancer is the premier global event in the field, encompassing malignancies affecting every component of the gastrointestinal tract and aspects related to the care of patients with gastrointestinal cancer, including screening, diagnosis and the latest management options for common and uncommon tumors. For additional information about the ESMO 17th World Congress, please visit http://worldgicancer.com/WCGI/WGIC2015/index.asp.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc. specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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